EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: David Almeida Chief Financial Officer Axsys Technologies, Inc. (860) 257-0200 www.axsys.com

AXSYS TECHNOLOGIES ANNOUNCES DISCONTINUED OPERATIONS

ROCKY HILL, CONN—October 23, 2002—Axsys Technologies Inc. (Nasdaq: AXYS), a global leader in the design, manufacture and distribution of precision components and assemblies for high-technology markets, today announced that we are exiting the photonics automation market to focus on our core opto-mechanical business, and as a result, will discontinue our Automation Group.

As a result of the decision to discontinue the Automation Group, we will record estimated losses on disposition and other exit related costs in our results for the quarter ended September 28, 2002.  The amount of these charges, which has yet to be finalized, is estimated to be approximately $2.0 million, net of taxes.  After-tax cash costs, net of anticipated proceeds from dissolution, are projected to be approximately $1.0 million over the next two years and relate mainly to building lease obligations and legal costs.

The Automation Group had after-tax operating losses of $814,000 in the third quarter of 2002 and $2,573,000 for the first three quarters of 2002, compared to after tax operating losses of $334,000 and $1,281,000 respectively in the prior year.  These losses exclude all exit costs discussed above.  As a discontinued operation, these results will be eliminated from Axsys’ financial results from continuing operations, which will be restated to reflect this change.

With the discontinuance of the Automation business, Axsys can now focus on its core opto-mechanical component and assembly businesses.  These businesses have a strong presence in a broad array of current and next generation high-performance aerospace, defense and commercial systems. Axsys provides opto-mechanical scanners, telescope assemblies, optics, precision structures and high performance servo magnetic devices for demanding applications such as missile seeker and fin actuation, satellite reconnaissance, thermal night vision and targeting systems and biological detection systems built by U.S. and foreign defense contractors.  Axsys also applies this technology in cutting edge commercial systems for medical imaging, semiconductor manufacturing and graphic arts laser recording systems produced worldwide.

Axsys’ strategy is to increase revenues and operating margins through the continual improvement of our manufacturing operations, expand our product offerings of value-added opto-mechanical assemblies and to identify new markets and applications for our products.

Stephen W. Bershad, Chairman and CEO stated “In light of the expected ongoing losses in the Automation Group compared to the opportunities afforded to us in our other businesses, this decision to discontinue the Automation business is designed to foster long-term growth and shareholder return.  Now we are in a position to focus our financial, management and technical resources toward our goal of establishing Axsys as the premier supplier of opto-mechanical components and assemblies.  With the increased use of advanced optical applications in the aerospace and defense as well as commercial markets, we believe our products and capabilities will continue to be designed for an ever increasing array of applications and systems”.

Axsys will release our third quarter of 2002 results on November 7, 2002 and we invite you to listen to our conference call or our live audio webcast on November 8, 2002, at 10 a.m. EST regarding third quarter of 2002 financial results. The domestic dial-in number is (800) 670-3538, the international dial-in number is (646) 862-1087and the access number is 20980586. This call is being webcast by CCBN and can be accessed at Axsys Technologies’ Web site at www.axsys.com.

A replay of the conference call will begin on November 8, 2002, at noon EST and will be available until November 12, 2002, at noon EST. The replay can be accessed by dialing (800) 633-8284 or, outside the U.S., (402) 977-9140, with an access number of 20980586.  The webcast replay will be available until December 8th, 2002.

Axsys Technologies Inc. is a vertically integrated supplier of precision optical and motion control components and assemblies for high-technology applications, serving the aerospace, defense, semiconductor and graphic arts markets.  For more information, contact Axsys Technologies Inc., at www.axsys.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions.  Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.  Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.